Exhibit 2.2

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Amendment (the “Amendment”) to the Agreement and Plan of Merger entered into as of October 22, 2023 (the “Merger Agreement”), by and among NAYA Biosciences, Inc., a Delaware corporation (the “Company”), INVO Bioscience, Inc., a Nevada corporation (“Parent”), and INVO Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”) is entered into as of October 24, 2023. Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

WHEREAS, Section 8.6 of the Merger Agreement provides that it may be amended or supplemented by written agreement signed by each of the parties thereto.

WHEREAS, each of the Company, the Parent, and the Merger Sub desire to amend the Merger Agreement as provided herein.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

1. Amendment of Recitals. The third Recital of the Merger Agreement is amended and restated in its entirety to read as follows:

WHEREAS, the Parent Board has resolved to recommend that the holders of shares of Parent’s common stock, par value $0.0001 per share (the “Parent Common Stock”) approve (i) the issuance of shares of Parent Common Stock and shares of a newly designated series of common stock of Parent, par value $0.0001 per share, which shall be entitled to ten (10) votes per each share (such newly designated series, the “Parent Class B Common Stock”) in connection with the Merger on the terms and subject to the conditions set forth in this Agreement (collectively, the “Parent Stock Issuance”) and (ii) the other Parent Stockholder Matters (as defined below);

2. Amendment of Section 1.19 of the Merger Agreement. Section 1.19 of the Merger Agreement is amended and restated in its entirety to read as follows:

“Closing PIPE” means a sale of shares of Parent Common Stock (or capital stock of Parent convertible into Parent Common Stock) at a target price of $5.00 per share (or, for shares of capital stock convertible into Parent Common Stock, an equivalent price on an as-converted basis) (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to Parent Common Stock) in a private offering resulting in sufficient cash available for Parent for one year of operations, as is estimated by the Company.

3. Amendment of Section 1.20 of the Merger Agreement. Section 1.20 of the Merger Agreement is amended and restated in its entirety to read as follows:

“Closing PIPE Shares” means the shares of Parent Common Stock (or capital stock of Parent convertible into Parent Common Stock) issued in the Closing PIPE.

4. Amendment of Section 1.65 of the Merger Agreement. Section 1.65 of the Merger Agreement is amended and restated in its entirety to read as follows:

“Form S-4” means the registration statement on Form S-4 of Parent with respect to registration of the Parent Common Stock and the Parent Class B Common Stock to be issued in connection with the Merger.

5. Amendment of Section 1.72 of the Merger Agreement. Section 1.72 of the Merger Agreement is amended and restated in its entirety to read as follows:

“Interim PIPE” means a sale of shares of Parent Common Stock (or capital stock of Parent convertible into Parent Common Stock) at a price (or, for shares of capital stock convertible into Parent Common Stock, an equivalent price on an as-converted basis) that is at a premium to the higher of (1) 100% of the closing price of the Parent Common Stock (as reflected on Nasdaq.com) immediately preceding the signing of a binding agreement to purchase such shares or (2) 100% of the average closing price of the Parent Common Stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the a binding agreement to purchase such shares, in a private offering resulting in an estimated amount equal to $5,000,000 or more (at the discretion of the Company) of gross proceeds to Parent in the aggregate, in a single or a series of transactions.

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6. Amendment of Section 1.109 of the Merger Agreement. Section 1.109 of the Merger Agreement is amended and restated in its entirety to read as follows:

“Parent Charter” means the Amended and Restated Articles of Incorporation of Parent, as amended to date.

7. Amendment of Section 1.109 of the Merger Agreement. Section 1.109 of the Merger Agreement is amended and restated in its entirety to read as follows:

“Parent Stockholder Matters” means the following matters, as submitted by the Parent Board to the stockholders of the Parent, for approval and adoption: (a) the Merger and all other transactions contemplated by this Agreement (including the issuance shares of Parent Common Stock and of Parent Class B Common Stock as a portion of the Merger Consideration, which shares shall be entitled to ten (10) votes per each share of Parent Class B Common Stock); (b) the Change of Control, (c) an amendment to the Parent Charter to authorize the creation of a sufficient number of shares of Parent Class B Common Stock to enable the Parent Stock Issuance, and (d) if necessary to enable the Parent Stock Issuance, an amendment to the Parent Charter to increase the number of authorized shares of Parent Common Stock to enable the Parent Stock Issuance.

8. Amendment of Section 3.1(b) of the Merger Agreement. Section 3.1(b) of the Merger Agreement is amended and restated in its entirety to read as follows:

Conversion of Company Capital Stock. Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) will be converted into the right to receive the following: (i) 7.33333 (the “Exchange Ratio”), subject to adjustment as set forth in Section 3.4 and Section 3.5 hereof, of shares of Parent Class B Common Stock (the “Merger Consideration”); (ii) any cash in lieu of fractional shares of Parent Class B Common Stock payable pursuant to Section 3.1(e); and (iii) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such shares of Company Capital Stock in accordance with Section 3.2(g).

9. Amendment of Section 3.1(c) of the Merger Agreement. Section 3.1(c) of the Merger Agreement is amended and restated in its entirety to read as follows:

Cancellation of Shares. At the Effective Time, all shares of Company Capital Stock will no longer be outstanding and all shares of Company Capital Stock will be cancelled and retired and will cease to exist, and, subject to Section 3.1(a), each holder of: (i) a certificate formerly representing any shares of Company Capital Stock (each, a “Certificate”); or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of Company Capital Stock (each, a “Book-Entry Share”) will cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration in accordance with Section 3.2 hereof, (B) any cash in lieu of fractional shares of Parent Class B Common Stock payable pursuant to Section 3.1(e), and (C) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such shares of Company Capital Stock in accordance with Section 3.2(g).

10. Amendment of Section 3.1(e) of the Merger Agreement. Section 3.1(e) of the Merger Agreement is amended and restated in its entirety to read as follows:

Fractional Shares. No certificates or scrip representing fractional shares of Parent Class B Common Stock shall be issued upon the conversion of Company Capital Stock pursuant to Section 3.1(b) and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Parent Class B Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Capital Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Class B Common Stock (after taking into account all shares of Company Capital Stock exchanged by such holder) shall in lieu thereof, upon surrender of such holder’s Certificates and Book-Entry Shares, receive in cash (rounded to the nearest whole cent), without interest, an amount equal to such fractional amount multiplied by the last reported sale price of Parent Common Stock on the Nasdaq Stock Market (“Nasdaq”) on the last complete trading day prior to the date of the Effective Time.

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11. Amendment of Section 3.2(a) of the Merger Agreement. Section 3.2(a) of the Merger Agreement is amended and restated in its entirety to read as follows:

Exchange Agent; Exchange Fund. Prior to the Effective Time, Parent shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Merger Consideration for the Certificates and the Book-Entry Shares. On or before the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Exchange Agent: (i) certificates representing the shares of Parent Class B Common Stock to be issued as Merger Consideration (or make appropriate alternative arrangements if uncertificated shares of Parent Class B Common Stock represented by book-entry shares will be issued); and (ii) cash sufficient to make payments in lieu of fractional shares pursuant to Section 3.1(e). In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of Company Capital Stock may be entitled pursuant to Section 3.2(g) for distributions or dividends, on the Parent Class B Common Stock to which they are entitled to pursuant to Section 3.1(b) with both a record and payment date after the Effective Time and prior to the surrender of the shares of Company Capital Stock in exchange for such Parent Class B Common Stock. Such cash and shares of Parent Class B Common Stock, together with any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 3.2(a), are referred to collectively in this Agreement as the “Exchange Fund.”

12. Amendment of Section 3.2(g) of the Merger Agreement. Section 3.2(g) of the Merger Agreement is amended and restated in its entirety to read as follows:

Distributions with Respect to Unsurrendered Shares of Company Capital Stock. All shares of Parent Class B Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock or the Parent Class B Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Class B Common Stock shall be paid to any holder of any shares of unsurrendered Company Capital Stock until the Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 3.5) or Book-Entry Share is surrendered for exchange in accordance with this Section 3.2. Subject to the effect of applicable Laws, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Parent Class B Common Stock issued in exchange for shares of Company Capital Stock in accordance with this Section 3.2, without interest: (i) at the time of such surrender, the dividends, or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Class B Common Stock and not paid; and (ii) at the appropriate payment date, the dividends, or other distributions payable with respect to such whole shares of Parent Class B Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

13. Amendment of Section 3.3 of the Merger Agreement. Section 3.3 of the Merger Agreement is amended and restated in its entirety to read as follows:

General Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, the Parent Common Stock, or the Parent Class B Common Stock shall occur (other than the issuance of additional shares of capital stock of the Company or Parent as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Exchange Ratio and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change according to the NAYA Allocation Percentage (as defined below) and the INVO Allocation Percentage (as defined below); provided, however, that this sentence shall not be construed to permit Parent or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement (including the issuance or sale of any Parent Securities or Company Securities after the date hereof without the other party’s prior written consent).

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14. Amendment of Section 6.5(c) of the Merger Agreement. Section 6.5(c) of the Merger Agreement is amended and restated in its entirety to read as follows:

Contents of Proxy Statement. The Proxy Statement shall include, among other matters required by applicable law and regulations, notice of an annual or special meeting of the stockholders of Parent (the “Special Meeting”) for the purpose of seeking the approval of the stockholders of the Parent Stockholder Matters, including the Merger, Change of Control, Parent Stock Issuance, and the other transactions contemplated by this Agreement.

15. Amendment of Section 6.17 of the Merger Agreement. Section 6.17 of the Merger Agreement is amended and restated in its entirety to read as follows:

Interim PIPE and Interim PIPE Purchase Agreement. Parent and the Company shall, in coordination with each other, use their commercially reasonable efforts to consummate the Interim PIPE as soon as reasonably practicable after the date hereof, pursuant to the terms of a stock purchase agreement in a form acceptable to the Company (the “Interim PIPE Purchase Agreement”, the shares of Parent Securities purchased under such Interim PIPE Purchase Agreement, the “Interim PIPE Shares”, and the funds received by Parent in exchange for the Interim PIPE Shares, the “Interim PIPE Funds”), which Interim PIPE Purchase Agreement shall provide, among other terms, that: (i) the Interim PIPE Funds shall be placed in a segregated bank account and shall not be spent or encumbered prior to Closing without the Company’s prior written consent, (ii) the holders of a majority of the Interim PIPE Shares shall be entitled to designate two Board observers, and (iii) all of the statements contained in Article V shall be true and correct as of the closing of the Interim PIPE Purchase Agreement.

16. Amendment of Section 6.18 of the Merger Agreement. Section 6.18 of the Merger Agreement is amended and restated in its entirety to read as follows:

S-3 Registration Statement; Preparation and Filing. As promptly as practicable after the execution of the Interim PIPE Purchase Agreement, the Parent shall prepare and shall cause to be filed with the SEC, the Form S-3 to register the Interim PIPE Shares or the shares of capital stock of the Parent that are issuable upon exercise or conversion of the Interim PIPE Shares issued, as applicable. Each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Form S-3 registration statement. Parent covenants and agrees that the Form S-3, will not, at the time that the S-3 or any amendments or supplements thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the S-3, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments of the SEC on the S-3, prior to the filing thereof with the SEC. The Parent shall use commercially reasonable efforts to cause the S-3 to comply with the applicable rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff, to have the Form S-3 declared effective as promptly as practicable after it is filed with the SEC and to keep the Form S-3 effective for at least 24 months in order to permit the consummation of the transactions contemplated hereby.

17. Amendment of Section 6.20 of the Merger Agreement. Section 6.20 of the Merger Agreement is amended and restated in its entirety to read as follows:

Stock Exchange Listing. From the date hereof through the Closing, Parent and the Company shall use reasonable commercial efforts to ensure that Parent remains listed as a public company on the Nasdaq Stock Market, including, without limitation, the preparation, execution, and filing of all necessary applications, documents, forms, and agreements with the Nasdaq Stock Market and the SEC. Parent and the Company shall use reasonable commercial efforts to cause the Parent Common Stock to be issued in connection with, or that are issuable upon exercise or conversion of the Parent Securities issued in connection with, as applicable, the Interim PIPE, the Closing PIPE, and the Merger to be approved for listing on the Nasdaq Stock Market as promptly as practicable following the issuance thereof, subject to official notice of issuance, prior to the Closing Date. Notwithstanding the foregoing, if the Company determines in good faith that there is any risk that Parent Common Stock will be delisted following the consummation of the Interim PIPE, then the Company shall be entitled to hold off any such investment and the parties shall cooperate and use commercially reasonable efforts to consider alternatives that would resolve such de-listing risk.

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18. Addition of Section 6.24 to the Merger Agreement. This Section 6.24 is hereby added to Article VI of the Merger Agreement to read in its entirety as follows:

Interim Committee. Promptly following the date hereof, Parent shall form a committee of the Parent Board (the “Interim Committee”) to manage the day-to-day responsibilities and tasks relating to, and as necessary for, and take all further actions in connection with, the consummation of the Closing and the transactions contemplated by the Merger Agreement, including but not limited to: (i) structure and execute the Interim PIPE (with preferred stock or common stock), subject to and in accordance with Section 6.17 herein, (ii) approach the Warrant Holders for a waiver or other arrangement to allow for the Closing PIPE and Closing, and (iii) complete, execute, and deliver any filings or other correspondence with NASDAQ or the SEC in connection with the foregoing.

19. Amendment of Section 7.3(i) of the Merger Agreement. Section 7.3(i) of the Merger Agreement is amended and restated in its entirety to read as follows:

Listing. The Parent Common Stock shall have been continually listed on the Nasdaq Stock Market as of and from the date of this Agreement through the Closing Date and shall not have been delisted. Nasdaq shall have approved for quotation on the Nasdaq Stock Market, upon official notice of issuance, all of the shares of Parent Common Stock to be issued in connection with, or that are issuable upon exercise or conversion of the Parent Securities issued in connection with, as applicable, the Merger, the Interim PIPE and the Closing PIPE.

20. Amendment of Section 7.3(j) of the Merger Agreement. Section 7.3(j) of the Merger Agreement is amended and restated in its entirety to read as follows:

Effectiveness of the Registration Statement on Form S-4. The S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened by the SEC. Parent shall have filed the final prospectus included therein under Rule 424(b) promulgated pursuant to the Securities Act. All of the shares of Parent Common Stock to be issued upon conversion of the Parent Class B Common Stock issued in connection with the Merger shall be registered pursuant to the Registration Statement.

21. Amendment. This Amendment shall be deemed an amendment of the Agreement in accordance with Section 8.6 of the Agreement. Except as specifically modified hereby, the Agreement shall be deemed controlling and effective, and the parties hereby agree to be bound by each of its terms and conditions.

22. Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts, all of which will be one and the same agreement. This Amendment will become effective when each party to this Amendment will have received counterparts signed by all of the other parties. A signed copy of this Amendment delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment. This Amendment shall be considered signed when the signature of a party is delivered by .PDF, DocuSign or other generally accepted electronic signature. Such .PDF, DocuSign, or other generally accepted electronic signature shall be treated in all respects as having the same effect as an original signature.

[signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

NAYA BIOSCIENCES, INC.

By:	/s/ Daniel Teper
Name:	Daniel Teper
Title:	CEO

PARENT:

INVO BIOSCIENCE, INC.

By:	/s/ Steven Shum
Name:	Steven Shum
Title:	CEO

MERGER SUB:

INVO MERGER SUB INC.

By:	/s/ Steven Shum
Name:	Steven Shum
Title:	CEO

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